Exhibit 99.1

RAI 401K SAVINGS PLAN

Financial Statements and Supplemental Schedules

December 31, 2021 and 2020

(With Report of Independent Registered Public Accounting Firm Thereon)

RAI 401K SAVINGS PLAN

Table of Contents

Page(s)

Reports of Independent Registered Public Accounting Firms	1–3

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2021 and 2020	4

Statements of Changes in Net Assets Available for Benefits for the Years ended December 31, 2021 and 2020	5

Notes to Financial Statements	6–12

Supplemental Schedules:

Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the Year ended December 31, 2021	13
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2021	14

Note:
Supplemental schedules, other than those listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee
RAI 401k Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the RAI 401k Savings Plan (the Plan) as of December 31, 2021, and the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021, and the changes in net assets available for benefits for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Supplemental Information

The Supplemental Schedule of Delinquent Participant Contributions and Supplemental Schedule of Assets (Held at End of Year) as of and for the year ended December 31, 2021 (collectively referred to as the supplemental information) have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Mayer Hoffman McCann P.C.

We have served as the Plan’s auditor since 2022.

St. Petersburg, Florida
June 23, 2022

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
RAI 401k Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the RAI 401k Savings Plan (the Plan) as of December 31, 2020, the related statement of changes in net assets available for benefits for the year then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020, and the changes in net assets available for benefits for the year then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Plan’s auditor from 2002 to 2022.

Greensboro, North Carolina
June 23, 2021

RAI 401K SAVINGS PLAN

Statements of Net Assets Available for Benefits

December 31, 2021 and 2020

	2021	2020
Assets:
Investments at fair value	$2,227,539,916	$2,138,083,544

Receivables:
Employer contributions	2,094,788	1,716,331
Due from broker for securities sold	363,505	2,424,693
Interest and dividends	2,555,409	2,482,823
Notes receivable from participants	17,437,633	18,529,472
Total receivables	22,451,335	25,153,319
Total assets	2,249,991,251	2,163,236,863

Liabilities:
Accrued administrative expenses	122,376	138,631
Due to broker for securities purchased	54,456	859,011
Total liabilities	176,832	997,642
Net assets available for benefits	$2,249,814,419	$2,162,239,221

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2021 and 2020

	2021	2020
Additions:
Investment income:
Net appreciation in fair value of investments	$207,825,460	$156,078,418
Interest and dividends	71,118,645	66,365,481
Total investment income	278,944,105	222,443,899
Interest income on notes receivable from participants	947,528	1,097,676

Contributions:
Employer contributions	41,939,405	40,742,244
Participant contributions	50,618,492	49,956,389
Participant rollover contributions	4,376,548	2,721,142
Total contributions	96,934,445	93,419,775
Total additions	376,826,078	316,961,350

Deductions:
Benefits paid to participants	288,842,233	187,001,291
Administrative expenses	408,647	485,273
Total deductions	289,250,880	187,486,564
Net increase in net assets available for benefits	87,575,198	129,474,786
Net assets available for benefits at beginning of year	2,162,239,221	2,032,764,435
Net assets available for benefits at end of year	$2,249,814,419	$2,162,239,221

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2021 and 2020

(1)	Plan Description

The following brief description of the RAI 401k Savings Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, or one of the participating companies as defined in the Plan document. RAI is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as Plan Administrator, controls and manages the operation and administration of the Plan. Fidelity Investments Institutional Operations Company, Inc. serves as the recordkeeper for the Plan. Fidelity Management Trust Company, referred to as Fidelity, serves as the Plan’s trustee. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA.

(b)	Contribution

Participant Contributions

Each participant may elect to (i) contribute from 1% to 50% of non-bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid as current cash compensation and/or to (ii) contribute from 1% to 50% of bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid as current cash bonus compensation. Pre-tax and/or Roth contributions are made through payroll deductions. In the event a participant does not designate whether the contributions elected to be made are pre-tax contributions or Roth contributions, contributions are deemed to be pre-tax contributions. If a participant does not make such elections, the participant is deemed to have (i) authorized payroll deductions for pre-tax contributions equal to 6% of the participant’s non-bonus compensation, and (ii) authorized payroll deductions for pre-tax contributions equal to 10% of bonus compensation. A participant may at any time elect a different contribution percentage (including 0%) with respect to non-bonus compensation or bonus compensation. The first 6% of such pre-tax and/or Roth contributions are referred to as match-eligible contributions and are eligible for employer matching contributions as set forth below.

Unless a participant elects otherwise, the percentage of non-bonus compensation contributed to the Plan as pre-tax contributions shall be automatically increased by one percentage point effective with the first payroll in April at least six (6) months following the date the first contribution is made on behalf of the participant and on each subsequent April 1st; provided that such percentage shall not be increased above a specified level of the participant’s non-bonus compensation as designated by the Plan Administrator from time to time in its sole discretion.

A participant may make contributions to the Plan on an after-tax basis, either in lieu of or in combination with pre-tax contributions and/or Roth contributions by authorizing (i) after-tax contributions of 1% to 50% of non-bonus compensation and/or (ii) after-tax contributions of 1% to 50% of bonus compensation; provided that the combined percentage of compensation for pre-tax, Roth and after-tax contributions (A) is a minimum of 1% and a maximum of 50% and (B) shall in no event exceed the amount of a participant’s after-tax compensation.

Employer Contributions

With respect to RAI employees and certain participating companies, as defined in the Plan document, the appropriate participating company makes matching contributions of 50% of a participant’s match‑eligible contributions with respect to participants who are accruing a benefit under the Reynolds American Retirement Plan sponsored by RAI, and 100% of a participant’s match‑eligible contributions with respect to participants who are not accruing a benefit under the Reynolds American Retirement Plan sponsored by RAI. In addition, the appropriate participating company makes retirement enhancement contributions to accounts of eligible RAI employees equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006. The retirement enhancement contribution made to the accounts of former employees of Lorillard Tobacco Company who became an RAI employee on June 13, 2015 is equal to 3% of such participant’s eligible compensation.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2021 and 2020

With respect to ASC employees, as defined in the Plan document, ASC makes matching contributions of 100% of a participant’s match‑eligible contributions. In addition, ASC makes retirement enhancement contributions to accounts of eligible ASC employees equal to 3% or 6% of each such participant’s eligible compensation, depending on the eligible participant’s hire or transfer date.

With respect to Santa Fe employees, as defined in the Plan document, Santa Fe makes matching contributions of 100% of a participant’s match‑eligible contributions. In addition, Santa Fe makes retirement enhancement contributions to accounts of eligible Santa Fe employees equal to 3% of each such participant’s eligible compensation.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the appropriate participating company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)	Vesting

Participants are immediately vested in their contributions and earnings thereon. Vesting in employer contributions and earnings thereon made to a participant’s account occurs upon the earlier of the completion of 24 months of service with the Company, and its participating subsidiaries, affiliated companies, or upon the occurrence of certain events as defined in the Plan document.

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments in a number of investment fund options, or in a self‑directed brokerage account managed by Fidelity. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

(f)	Notes Receivable from Participants

Participants may borrow from their account a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000, and limited by certain restrictions in the Plan document. Generally, loan terms shall not be for more than five years, except that certain loans transferred shall continue in effect until paid off or defaulted under the terms of the loan instruments. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined by the Plan Administrator. Loans are repaid through payroll deductions. Participants may continue to make loan repayments via electronic payment in order to prevent a default following termination of employment.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2021 and 2020

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump sum amount equal to the value of the participant’s vested interest in their account, or, if elected by the participant, monthly installments calculated in accordance with rules set forth in the Plan document. Partial lump sum distributions are also available after termination of service.

(h)	Expenses

The expenses of administering the Plan are paid by the Plan, unless paid directly by the Company at its election. Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general Plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan and are allocated to participant accounts.

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if a participant is reemployed before accruing five consecutive break‑in‑service years, as defined in the Plan document. For the years ended December 31, 2021 and 2020, employer contributions were reduced by $532,840 and $560,000, respectively, by forfeited nonvested accounts. As of December 31, 2021 and 2020, forfeited nonvested accounts totaled $433,576 and $141,577, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

(b)	Investment Valuation and Income Recognition

Investments are valued at fair value. See note 3 for discussion of fair value measurement. Purchases and sales of securities are recorded on a trade‑date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex‑dividend date.

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility.  Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2021 and 2020

(e)	Payment of Benefits

Benefits are recorded when paid.

(3)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

	Level 1	–	Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

	Level 2	–
Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

	Level 3	–	Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2021 and 2020:

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2021 and 2020

	Assets at fair value as of December 31, 2021
	Total	Level 1	Level 2	Level 3
Common/collective trust funds	$702,419,017	$—	$702,419,017	$—
Money market funds	145,102	145,102	—	—
Mutual funds	871,453,244	871,453,244	—	—
Participant self-directed brokerage account	140,140,225	140,140,225	—	—
BAT Stock Fund:
BAT American Depository Shares	128,888,823	128,888,823	—	—
Fidelity money market fund	2,448,287	2,448,287	—	—
Total BAT Stock Fund	131,337,110	131,337,110	—	—
Stable value collective trust fund	382,045,218	—	382,045,218	—

Total investments at fair value	$2,227,539,916	$1,143,075,681	$1,084,464,235	$—

	Assets at fair value as of December 31, 2020
	Total	Level 1	Level 2	Level 3
Common/collective trust funds	$641,596,095	$—	$641,596,095	$—
Money market funds	118,086	118,086	—	—
Mutual funds	823,180,863	823,180,863	—	—
Participant self-directed brokerage account	133,145,252	133,145,252	—	—
BAT Stock Fund:
BAT American Depository Shares	136,059,740	136,059,740	—	—
Fidelity money market fund	518,114	518,114	—	—
Total BAT Stock Fund	136,577,854	136,577,854	—	—
Stable value collective trust fund	403,465,394	—	403,465,394	—

Total investments at fair value	$2,138,083,544	$1,093,022,055	$1,045,061,489	$—

Following is a description of the valuation methodologies used for assets measured at fair value:

Common/collective trust funds – These funds are valued using a net asset value, referred to as NAV, provided by the administrator of the fund. The NAV is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The Plan has the ability to redeem its investments in the funds at the NAV at the valuation date. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the Plan initiates a large divestment, the issuer reserves the right to require 3 days’ notice.

Money market funds and mutual funds – Valued at the closing price reported on the active market on which the individual securities are traded.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2021 and 2020

Participant self-directed brokerage account – This account consists primarily of mutual funds and common stocks that are valued at the closing price reported on the active market on which the individual securities are traded.

BAT Stock Fund – The fair value of the BAT Stock Fund is based on the combined year end closing price of British American Tobacco p.l.c. American Depository Shares and monies held in a Fidelity money market fund used to meet daily liquidity needs. Both securities are valued based on the quoted market price of shares trading in active markets held by the Plan at year end. The BAT Stock Fund is tracked on a unitized basis, which allows for daily settling of trades by participants.

Stable value collective trust fund – This option is composed of a stable value collective trust fund which is valued at the net asset value of units of the collective trust. The net asset value, referred to as NAV, is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV of the fund is calculated daily, and net investment income and realized and unrealized gains on investments are not distributed but rather reinvested and reflected in the net asset value of the fund. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the plan initiates a full redemption, the issuer reserves the right to require 12 months’ notification in order to ensure that security liquidations will be carried out in an orderly manner.

For the years ended December 31, 2021 and 2020, there were no changes in the fair value hierarchy methodology and no transfers of assets between levels within the fair value hierarchy.

(4)	Related Party Transactions and Party in Interest Transactions

Certain investments, within the Fidelity Brokeragelink, Fidelity Money Market Fund, and Fidelity Retirement Money Market Fund, are managed by Fidelity and, therefore, those transactions qualified as party in interest transactions. Administrative fees paid to Fidelity for the years ended December 31, 2021 and 2020 were $19,559 and $66,517, respectively.

The BAT Stock Fund, referred to as Fund, is provided as an investment option for participants in the Plan.  As RAI is the Plan Sponsor and a wholly owned subsidiary of BAT, these transactions qualify as party in interest transactions. Fund dividends for the years ended December 31, 2021 and 2020 were $10,491,633 and $10,556,942, respectively. The Fund held 3,445,304 shares at $37.41 per share as of December 31, 2021 and 3,629,227 shares at $37.49 per share as of December 31, 2020.

(5)	Nonexempt Party-In-Interest Transactions

For the year ended December 31, 2021, the Company did not identify any late remittances of participant contributions.

For the year ended December 31, 2020, the Company identified late remittances of participant contributions in the aggregate amount of $324.76. The late remittances were funded to the Plan in March of 2021. The lost earnings of $13.21 pertaining to the contributions were deposited into the trust in March 2021.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2021 and 2020

(6)	Income Tax Status

The Plan obtained its latest determination letter dated June 8, 2020, in which the Internal Revenue Service, referred to as IRS, stated that the Plan’s design was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

U.S. generally accepted accounting principles require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service.  Plan management has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2021 that there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2018.

(7)	Plan Termination

Although it has not expressed any intent to do so, the Plan Administrator has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, the Plan provides that the net assets are to be distributed to participants in amounts equal to their respective interests in such assets.

(8)	Subsequent Events

Plan management has evaluated subsequent events from the date of the statements of net assets available for benefits through June 23, 2022, the date at which the financial statements were issued, and determined there are no other items to disclose.

RAI 401K SAVINGS PLAN

Schedule H, Line 4a – Schedule of Delinquent Participant Contributions
Year ended December 31, 2021

	Participant				Total fully
	contributions			Contributions	corrected
	transferred	Contributions	Contributions	pending	under VFCP
	late to	not	corrected	correction	and
Year ended	the Plan *	corrected	outside VFCP	in VFCP	PTE 2002-51
December 31, 2020	$325	$—	$325	$—	$—

*
For the year ended December 31, 2020, the Company identified late remittances of participant contributions in the aggregate amount of $324.76. The late remittances were funded to the Plan in March of 2021. The lost earnings of $13.21 pertaining to the contributions were deposited into the trust in March 2021.

*	For the year ended December 31, 2021, the Company identified no late remittances of participant contributions.

See accompanying report of independent registered public accounting firm.

RAI 401K SAVINGS PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2021

			Par value or
			number of
Identity of issue	Maturity	Cost**	units	Current value
Unitized Company Stock Fund:
* BAT Stock Fund-BAT American Depository Shares			3,445,304	$128,888,823

Mutual funds:
PIMCO Income A			2,549,056	30,435,730
Vanguard Total International Stock IS			285,254	39,014,248
JOHCM GLB EM OPS IS			971,726	12,146,579
Vanguard Total Stock Fund			4,523,142	398,895,936
TRP GLOBAL GR STK I			1,416,681	61,540,638
PIMCO Total Return Fund			3,740,621	38,416,178
Vanguard Total Bond Market Index Fund			2,201,498	24,634,764
Dodge and Cox International Stock			603,742	28,550,949
JP Morgan Disciplined Equity Fund Class R6			6,359,878	232,835,120
PIF DVRSD REAL AST I			376,652	4,983,102
Total mutual funds				871,453,244
Cash management accounts:
Money market funds:
* BAT Stock Fund-Fidelity Money Market Fund			2,448,267	2,448,287
* Fidelity Retirement Money Market Fund			145,102	145,102
Total money market funds				2,593,389

Self-Directed Brokerage Accounts			140,296,829	140,140,225

Common/collective investment trusts:
BTC Lifepath IDX Retirement M			6,067,375	89,275,358
BTC Lifepath IDX 2025 M			5,904,579	93,525,575
BTC Lifepath IDX 2030 M			5,014,035	84,220,246
BTC Lifepath IDX 2035 M			4,287,406	76,131,470
BTC Lifepath IDX 2040 M			4,414,116	82,280,444
BTC Lifepath IDX 2045 M			4,410,883	85,226,632
BTC Lifepath IDX 2050 M			4,267,023	83,843,156
BTC Lifepath IDX 2055 M			1,713,403	33,731,933
BTC Lifepath IDX 2060 M			561,784	11,055,464
BTC Lifepath IDX 2065 M			83,558	1,203,013
RTHCHD US SMCP CR 2			3,532,557	61,925,726
Wells Fargo Stable Return Fund W (Interest Income Fund)			6,400,848	382,045,218
Total common/collective investment trusts				1,084,464,235
Total investments				2,227,539,916

* Notes receivable from participants (1,499 loans with interest rates ranging
from 4.25% to 9.25% and maturity dates ranging from 1/3/2022-10/21/2036).				17,437,633
Total assets				$2,244,977,549

*	Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and therefore, is not included.
See accompanying report of independent registered public accounting firm.